MAX RE CAPITAL LTD. ANNOUNCE UNDERWRITER’S PURCHASE OF ADDITIONAL COMMON SHARES

Hamilton, Bermuda, November 2, 2005. Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) announced today that Bank of America Securities LLC and Citigroup Global Market Inc have exercised their option to purchase an additional 1,650,000 common shares of Max Re Capital Ltd.

The option to purchase the additional shares was granted in connection with the public offering of common shares of Max Re Capital Ltd. on October 11, 2005. This action raises the total number of shares purchased through the offering to 12,650,000 common shares at a price per common share of $23.50, for total gross proceeds of $297 million.

The Company intends to use the proceeds of the offering to increase the capital and surplus of its reinsurance operating subsidiaries to support expanded underwriting capacity, particularly in property and property catastrophe reinsurance lines.

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers customized insurance and reinsurance solutions to property and casualty insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future operating results, please refer to the Company’s Prospectus Supplement dated October 11, 2005 to the Company’s Prospectus dated October 4, 2005 and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

Keith S. Hynes
Executive Vice President & CFO
441-296-8800
keithh@maxre.bm

N. James Tees
Senior Vice President & Treasurer
441- 296-8800
jimt@maxre.bm